Exhibit 99.2

[TNP LETTERHEAD]

December 21, 2010

Dear Registered Representative and Shareholder:

Thompson National Properties, LLC (“TNP”) is pleased to provide an update on TNP Strategic Retail Trust, Inc. (“SRT”). This update includes information on SRT sales of common stock in its public offering, retail property portfolio statistics, new tenant leases and other matters, including recent developments at TNP.

Distribution, Net Income/(Loss) and Adjusted Funds from Operations (AFFO):

•	Current monthly distributions are made at the annual rate of 7.0% based on a $10 share price, if paid each day over a 365 day period. Of course, future distributions are not guaranteed at this rate.
•	The following is a reconciliation of Net Income/(Loss) to AFFO:

	Q1 - 2010	Q2 - 2010	Q3 - 2010

Net Loss	$(577,000)	$(1,367,000)	$(1,386,000)
Add: Depr. & Amort.	$102,000	$270,000	$819,000

FFO	$(475,000)	$(1,097,000)	$(567,000)
Add: Acq. Expenses	$12,000	$822,000	$492,000

AFFO	$(463,000)	$(275,000)	$(75,000)

Line of Credit:

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SRT has entered into a long-term secured revolving credit facility with KeyBank National Association with an initial aggregate lending commitment of up to $35 million. The facility replaces the existing $15 million facility entered into in November 2009. The new facility has an accordion feature to allow for additional expansion of the credit line up to $150 million as SRT continues to grow.

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SRT may use the new revolving credit facility for acquisitions and investments in properties and real estate-related assets, capital and tenant improvements at existing and future properties, debt refinancings, and for other general working capital purposes.

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In connection with the increased credit facility, KeyBank ordered appraisal reports on Moreno Marketplace, Moreno Valley, California and Northgate Plaza, Tucson, Arizona, as a result of accelerated lease up.

•	The results of the appraisal reports compared to original purchase price are as follows:

	Original Purchase		Current	Increase in Value
Property Name	Date	Price	Appraised Value	Amount	Percentage
Moreno Marketplace	Nov-09	$12,500,000	$15,200,000	$2,700,000	21.6%
Northgate Plaza	Jul-10	8,050,000	8,400,000	350,000	4.3%

Total		$20,550,000	$23,600,000	$3,050,000	14.8%

The appraisals were conducted by an independent third party appraiser and are as of October 2010 for Moreno Marketplace and November 2010 for Northgate Plaza. The appraisals are subject to a number of conditions and assumptions, some or all of which may be inaccurate, which could materially impact the appraised values disclosed above. There is no guarantee that the appraised value of the properties will increase in the future. Additionally, the appraised values may decrease in the future due to market conditions or other factors.

SRT Sales and Marketing Update:

•	We are extremely pleased and proud to announce several outstanding new additions to our Sales & Marketing team, including the following:
•	Christian “Gabe” Gabrielsen , Executive Vice-President, National Sales Manager.
•	Ryan J. Lodes, Director-Internal Sales.
•	Matthew L. Peoples, Director of Relationship Management.
•	Daniel L. Roebuck, Southeast Regional Sales Manager.
•	Bryce Hamilton, Senior Vice-President, Northwest Region.
•	Erica Blue, Internal Wholesaler, Southwest.
•	Amy Tracy, Internal Wholesaler, Central & Midwest Regions.
•	Brooke Deighan, Internal Wholesaler, Florida.
•	Total capital raise is $22.97 million as of December 20, 2010.
•	Number of signed broker-dealer selling agreements: 71
•	Total number of registered reps in the selling group: 6,682.
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TNP Securities, LLC has consolidated the sales and marketing team to the Irvine, California office with the closure of the Walnut Creek, California office. This cost effective consolidation will further enhance our “best in class service” to our selling group partners.

Retail Portfolio Summary:

				Purchase Price
Property Name	City, State	Sq. Ft.	Occup. (a)	Total	PSF	Rate (a)
Moreno Marketplace	Moreno Valley, CA	94,574	62%	$12,500,000	$132.17	7.40%
Waianae Mall	Oahu, HI	170,275	92%	$25,688,000	$150.86	11.46%
Northgate Plaza	Tucson, AZ	103,492	93%	$8,050,000	$77.78	9.52%
San Jacinto Esplanade	San Jacinto, CA	56,473	54%	$7,088,000	$125.51	5.89%

		424,814	81%	$53,326,000	$125.53	9.30%

(a) at purchase date

As of December 20, 2010 total leverage for the portfolio was approximately 73%, consistent with SRT’s borrowing policy. We expect total leverage to decline to the mid 50% range as SRT continues to grow and once it invests a substantial portion of the proceeds from its offering.

Our acquisitions team is currently targeting a select number of necessity retail properties at attractive prices located in strong demographic areas of the U.S. Favorable pricing for these properties coupled with the availability of attractive financing rates provides the opportunity to further enhance SRT’s dividend coverage.

Leasing Update:

•	Six new leases have recently been signed totaling 19,740 square feet resulting in an increase in total portfolio occupancy from 81.4% at acquisition date to 83.5% as of December 21, 2010.
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Currently, the five largest tenants in the portfolio occupy 162,390 square feet, representing 39.9% of the total 408,277 leasable square footage. The following table summarizes the five largest tenants and the respective lease expiration dates.

Tenant Name	Property	Sq. Ft.	Lease Expiration
Longs Drugs	Waianae Mall	21,200	1/31/2021
City Mill	Waianae Mall	40,950	5/29/2015
Stater Brothers	Moreno Marketplace	44,005	11/30/2028
Fresh n Easy	San Jacinto Esplanade	14,080	10/31/2027
Wal Mart	Northgate Plaza	42,685	5/3/2025

All of us at Thompson National Properties appreciate your continued support as TNP continues to grow and prosper. As we enter 2011, we look forward to your continued support. If you have any questions or would like additional information please contact me at (949) 648-8669 or at tt@tnpre.com.

Best Regards,

Anthony W. “Tony” Thompson

Chairman & CEO

This business update contains forward-looking statements within the meaning of federal securities laws and regulations. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: an inability to identify appropriate options and funding for acquisitions and investments; volatility in the debt or equity markets affecting the Company’s ability to acquire or sell real estate assets; the Company’s inability to make interest and principal payments on its outstanding indebtedness; national and local economic and business conditions; the ability to maintain sufficient liquidity and the Company’s access to capital markets; the performance of real estate assets after they are acquired; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the Company’s expectations. This release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K, as amended, and Form 10-Q. Copies of these reports are available on our website and at www.sec.gov. This business update shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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